UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2024

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54554	45-1226465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Wild Rose Lane

Elk City, Idaho 83525

(Address of Principal Executive Offices and Zip Code)

(760) 295-7208

(Issuer’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TSOI	OTC Markets

Item 8.01 Other Events – Letter to Shareholders and Interested Parties.

To All Shareholders and Interested Parties:

The deadline for making an affirmative election to receive the “loyalty” dividend in the form of shares of common stock beneficially owned by Therapeutic Solutions International, Inc. (“TSOI” and/or the “Company”) in its subsidiary Campbell Neurosciences, Inc. (“CNSI”) of August 14, 2024, is approaching. By now, TSOI shareholders who have beneficially owned TSOI common stock on May 15, 2024, or before and therefore are eligible to receive the “loyalty” dividend, should have been notified by your broker-dealer of your eligibility and provided you with the necessary Election Form to make and indicate an affirmative election, which you would return to your broker-dealer to send into the distribution agent/transfer agent for confirmation and processing.

It has come to the attention of the Company that there may be some confusion on the part of shareholders and their broker-dealers as to the nature of the elective “loyalty” dividend and the procedures for receiving them.

As previously disclosed on May 6, 2024 in an Form 8-K, on or about March 12, 2024 TSOI withdrew its corporate action, primarily due to staleness, the dividend distribution of certain shares of its partially owned subsidiary (44.56%), Campbell Neurosciences, Inc. (“CNSI”), that had been originally filed on or about March 27, 2023, and, deeming it in the best interest of the Company and TSOI Shareholders, and with the consent of a majority of the eligible voting shares (55.5%), caused to be filed a new corporate action with FINRA on or about May 3, 2024 to accomplish the desire to provide a “loyalty” dividend to TSOI shareholders that affirmatively elect to accept in the form of a dividend distribution of up to Ten Million (10,000,000) shares of CNSI beneficially owned by TSOI by issuing a prorated loyalty dividend to TSOI shareholders in CNSI at a ratio of 0.0022 shares of CNSI stock for each one (1) share owned in TSOI stock (10,000,000/4,458,184,291 = 0.002243065640016) as of April 30, 2024 (the “Dividend Offer”) on the record date of the action of May 15, 2024 (“Dividend Offer Date”), the Dividend Offer to remain open for Ninety (90) days from the Dividend Offer Date (on or about August 14, 2024).

Subsequent to initiating this corporate action TSOI was notified by FINRA, that FINRA was declining to make a public announcement of the dividend because it is an elective dividend and not an all or nothing action, and that the Issuer needs to work with their TA and the DTC to announce to TSOI shareholders of record this elective dividend offer. Based on FINRA’s determination, the Issuer provided FINRA with a Notice of Withdrawal of Request on May 10, 2024, and proceeded with its corporate action.

In light of the above historical record and the approaching deadline, the Company recommends the following:

Contact your Broker-Dealer and share these important facts:

1. This is an “elective” dividend; hence it does not go through the normal automated process with FINRA or the DTC.

2. The “loyalty” Dividend Notice was posted on LENS on May 16, 2024, so brokers should have seen the notice.

3. Every brokerage that the DTC had a record of holding TSOI stock was listed and an address provided. This address is where the attached Notice was sent. How each brokerage handles LENS notices and mail sent to the address provided by the DTC is an internal issue and not known by Issuer or the DA/TA.

4. It took FINRA over a year to advise Issuer as to the methodology for this type of “elective” dividend corporate action. The DTCC advised Issuer to use the LENS system and to make direct contact with brokers. Hence, the process that Issuer has employed.

Since your TSOI shares are deposited with a broker they must send the Election form to the Disbursement Agent (DA) who is also the Transfer Agent (TA) for both TSOI and CNS. The Election Form, which is attached to this Form 8-K as an exhibit, contains all of the required data (i.e., Beneficial Holder Name, address, email, number of shares in TSOI held, date acquired, and that the shareholder affirmatively accepts the “loyalty” dividend offer) that you and your broker need to provide to satisfy the DA/TA. Your Broker could use the form provided and simply put their letterhead on it or another form that has the required information. As long as the DA/TA is assured that the broker is confirming the beneficial holder has elected in the affirmative and the data is sufficient to confirm eligibility, the process of issuance can occur.

Please find the attached document(s) (2 documents in one pdf) that your broker should have received or been noticed of through the DTC’s LENS system. Please present these documents with the above explanation of this process and why it is out of the normal dividend distribution methodology, which is typically automated.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

(99.1)	TSOI Notice to DTCC Brokers Re Shareholder Div. Election with Form
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2024

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Timothy Dixon	By:	/s/ Thomas Ichim
	Timothy Dixon		Thomas Ichim
	Chief Executive Officer, Director		Director